Exhibit 99
PRESS RELEASE
CITIZENS FIRST BANCORP, INC.
CONTACT:
Marshall J. Campbell
Chairman
Citizens First Bancorp, Inc.
(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES ANNUAL MEETING DATE
AND QUARTERLY DIVIDEND
     Port Huron, Michigan, February 12, 2007 — Citizens First Bancorp, Inc. (the “Company”) (NASDAQ:CTZN) announced today that its annual meeting of stockholders will be held on May 24, 2007 at 10:00 a.m., eastern time, at St. Clair County Community College, Citizens First M-Tec Center, 323 Erie Street, Port Huron, Michigan. The record date for shareholders entitled to vote at the annual meeting is March 26, 2007.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on February 22, 2007 to stockholders of record on February 16, 2007.